Filed Pursuant to Rule 424(b)(4)

Registration No. 333-292869

PROSPECTUS

cbdMD, Inc.

2,000,000 Shares of Common Stock

This prospectus relates to the potential resale from time to time of up to 2,000,000 shares of our common stock (the “Shares”) by the selling shareholders identified herein (the “Selling Shareholders”). The Shares being offered by the Selling Shareholders are issuable upon conversion of shares of our Series C Convertible Preferred Stock (“Series C Preferred Stock”), and possible initial dividend payments, which were sold and issued to the Selling Shareholders pursuant to separate Preferred Stock Purchase Agreements, dated as of December 18, 2025, by and between us and the Selling Shareholders (collectively, the “Purchase Agreements”). Such registration does not mean that the Selling Shareholders will actually offer or sell any of these shares. We will not receive any proceeds from the sales of the shares of our common stock by the Selling Shareholders being registered hereby.

Our common stock is listed on the NYSE American under the symbol “YCBD.” On February 19, 2026, the last reported sales price of our common stock on the NYSE American was $0.7234 per share.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 (the "Securities Act") in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

You should read this prospectus and any prospectus supplement or amendment, together with additional information described under the headings “Where You Can Find More Information,” carefully before you invest in our securities.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus, and under similar headings in any amendment or supplement to this prospectus or in any other documents incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 4, 2026

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the Selling Shareholders named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the Information Incorporated by Reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Neither we nor the Selling Shareholders have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless the context otherwise indicates, when used in this report, the terms the “Company,” “cbdMD, “we,” “us, “our” and similar terms refer to cbdMD, Inc., a North Carolina corporation, and our subsidiaries CBD Industries LLC, a North Carolina limited liability company formerly known as cbdMD LLC, which we refer to as “CBDI,” Paw CBD, Inc., a North Carolina corporation which we refer to as “Paw CBD” and cbdMD Therapeutics LLC, a North Carolina limited liability company which we refer to as “Therapeutics” and Proline Global, LLC a North Carolina limited liability company which we refer to as “Proline Global.” In addition, “fiscal 2025” refers to the year ended September 30, 2025, and “fiscal 2024” refers to the year ended September 30, 2024.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements including, but not limited to, statements regarding our liquidity, anticipated capital expenditures, and expected sales to the Selling Shareholders.

All statements contained in this prospectus other than statements of historical facts, including but not limited to statements regarding our future financial position, liquidity, business strategy, plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus and in our filings with the SEC.

We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events, except as may be required by applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference. It may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section, and the financial statements and related notes included or incorporated by reference herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

Corporate Information

Our company was formed under the laws of the state of North Carolina in March 2015 under the name Level Beauty Group, Inc. In November 2016 we changed the name of our company to Level Brands, Inc. Effective May 1, 2019, we changed our name to cbdMD, Inc.

Our principal executive offices are located at 2101 Westinghouse Blvd., Suite A Charlotte, NC 28273. Our telephone number at this location is (704) 445-3060. Our corporate website address is www.cbdmd.com. The information contained in, and that can be accessed through, our websites or our various social media platforms is not incorporated into and is not a part of this prospectus.

Our Company

We own and operate the nationally recognized CBD (cannabidiol) brands cbdMD, Paw CBD, and Bluebird Botanicals ("Bluebird"), as well as functional mushroom brand ATRx Labs, and Herbal Oasis (“Oasis”), our line of THC beverages, We believe that we are an industry leader producing and distributing hemp derived solutions including broad spectrum CBD products and full spectrum CBD products. Our mission is to enhance our customer’s overall quality of life while bringing powerful natural plant education, awareness and accessibility of high quality and effective products to all. We source hemp-derived cannabinoids, which are extracted from non-GMO hemp grown on farms in the United States. Our innovative broad spectrum formula utilizes one of the purest hemp extracts, containing CBD, CBG and CBN, while eliminating the presence of tetrahydrocannabinol (THC). Non-THC is defined as below the level of detection using validated scientific analytical methods. Our full spectrum and Delta 9 products contain a variety of cannabinoids and terpenes in addition to CBD while maintaining small amounts of THC that fall below the level of detection and are within the limits set in the 2018 Farm Act. In addition to our core brands, we also operate cbdMD Therapeutics to capture the Company’s ongoing investments in science related to its existing and future products, including research and development activities for therapeutic applications.

Our cbdMD brand of products includes an array of high-grade, premium every day and functional CBD products, including tinctures; gummies; topicals; capsules; and sleep, focus and calming aids. In addition, we have clinical based claims and industry leading strength and concentrations to drive product efficacy.

Our Paw CBD brand of products includes veterinarian-formulated products including tinctures, chews, and topical products in varying strengths and formulas. Paw CBD products have undergone the National Animal Safety Council’s rigorous audit and meet their Quality Seal standard.

Our ATRx brand was developed using the power of functional mushrooms to provide consumers a complementary natural ingredient solution for immunity, focus, digestive health, and cognitive and mood benefits.

Oasis is a premium hemp-derived THC-infused social seltzer that blends cannabinoids and nootropic mushrooms to deliver a fast-acting, functional beverage made for presence and connection.

Bluebird Botanicals is a line of premium full spectrum CBD Products.

cbdMD, Paw CBD, Oasis, Bluebird and ATRx products are distributed through our e-commerce websites, third party e-commerce sites, select distributors and marketing partners as well as a variety of brick-and-mortar retailers.

Recent Developments

Management continues to be very focused on our goal of delivering positive earnings through a combination of optimizing our product portfolio, right-sizing our cost structure and investing in marketing that will provide positive return on customer acquisition.

During the first quarter, legislation continued to be a key factor impacting the industry. On November 12, 2025, President Trump signed into law H.R. 5371, the “Continuing Appropriations, Agriculture, Legislative Branch, Military Construction and Veterans Affairs, and Extensions Act, 2026” (the “Act”), which makes continuing appropriations and extensions for fiscal year 2026, and which also limits any THC content to 0.4mg per container for hemp-derived consumable products nationally effective November 12, 2026. It is unknown to the Company whether or not the sections of the Act that impact the hemp industry will ultimately go into effect on November 12, 2026, or if those sections will be replaced, impacted or amended by subsequent acts of Congress. While cbdMD was founded using THC-free broad spectrum formulations, a significant amount of our revenues are derived from products that contain low-dose hemp-derived THC that complies with the original Farm Bill. The Act, if implemented as currently written, will in all likelihood have a material adverse impact on the Company’s business, results of operations, and financial condition. The majority of the Company’s revenue for the three months ended December 31, 2025 were derived from products that would comply with the Act's THC limitations, however a meaningful amount of revenue could be impacted should no changes in legislation occur. Management is actively monitoring this legislation and evaluating strategic alternatives to mitigate potential impacts, but there can be no assurance that the Company will be able to successfully adapt its product portfolio or that alternative legislation will be enacted. During December 2025, Senator Wyden introduced the Cannabinoid Safety and Regulation Act (“CSRA”) which has received strong support from industry and a number of legislators, and would mitigate damaging impact for the Act, should this be ultimately signed into law. On January 22, 2026, the Hemp Enforcement, Modernization, and Protection (“HEMP”) Act was filed in Congress lead by bi-partisan support. As of the date of this filing, there are no assurance that the CSRA or HEMP will be enacted. Additionally, we continue to see changing rules and regulation at the state level which is causing some disruption and additional costs.

Toward the end of the first quarter of 2026, the Company raised additional cash to bolster its balance sheet with the Series C Preferred Stock and structured an equity line of credit ("ELOC"). Over the last few months, we have seen several instances where the stock price and volume spiked and ELOC will allow us to prudently take advantage of these situations should they occur in the future.

The Company has continued to pursue several potential acquisitions since the conversion of the Series A Preferred Stock in 2025. In January 2026, the Company acquired the Bluebird Botanicals brand. The Company believes Bluebird provides (i) a large existing customer base that we believe is underserved with their existing product portfolio (ii) a brand name not defined by CBD, allowing for natural expansion into other natural products, (iii) significant SG&A savings, (iv) intellectual property including self-GRAS status on their full spectrum product and (v) an estimated $600,000 in revenue per quarter with opportunities to grow. We believe this revenue, once fully integrated, can provide a step function in our growth and have a meaningful impact on non-GAAP EBITDA and Net Income

We remain focused on growing the Company in a smart, profitable manner along with appropriate cost controls.

The Private Placement Transaction

On December 18, 2025, the Company entered into the Purchase Agreements with the Selling Shareholders whereby the Company sold and issued to the Selling Shareholders an aggregate of 1,000,000 shares of Series C Preferred Stock in exchange for aggregate gross proceeds totaling $2,250,000. The Company has used and/or intends to use the proceeds from the issuance of the Series C Preferred Stock for working capital and general corporate purposes. The Series C Preferred Stock was initially convertible at $2.25 per share, and pursuant to the Series C Certificate of Designation, as amended by a Letter Agreement dated February 10, 2026, is adjusted to $1.13 per share upon the effectiveness of the registration statement which includes this prospectus, covering the conversion shares, and further subject to adjustment as provided in the Series C Preferred Stock Certificate of Designation.

Additionally, on December 18, 2025, the Company and the Selling Shareholders entered into the Registration Rights Agreements (the “Registration Rights Agreements”), pursuant to which the Company agreed to file a registration statement with the SEC covering the resale of the shares of common stock underlying the Series C Preferred Stock sold and issued to the Selling Shareholders under the Purchase Agreements.

In no event shall we issue any shares of common stock upon conversion of the Series C Preferred Stock to the extent that after giving effect thereto, the aggregate number of shares of common stock that would be issued pursuant to the Purchase Agreements would exceed 19.99% of the total number of shares of common stock issued and outstanding immediately preceding the execution of the Purchase Agreements (1,782,990 shares) (the “Exchange Cap”), subject to adjustment as set forth in the Purchase Agreements, unless and until we obtain the approval of the issuance of such shares by our shareholders in accordance with the NYSE American.

THE OFFERING

This prospectus relates to the resale by the Selling Shareholders identified in this prospectus of up to 2,000,000 shares of common stock (the “Shares”). The Selling Shareholders may sell their Shares from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of Shares by the Selling Shareholders.

Common stock offered by the Selling Shareholders	Up to 2,000,000 shares of our common stock, assuming full conversion of the Series C Preferred Stock at a conversion price equal to $1.13 per share.

Common stock outstanding immediately prior to this offering	10,495,561 shares.

Common stock outstanding immediately following this offering	12,495,561 shares, assuming full conversion of the Series C Preferred Stock at a conversion price equal to $1.13 per share.

Terms of the offering	The Selling Shareholders will determine when and how it will dispose of any shares of our common stock that are registered under this prospectus for resale. See “Plan of Distribution.”

Use of proceeds	The Selling Shareholders will receive all of the proceeds from the sale of the Shares offered for sale by it under this prospectus. See “Use of Proceeds” on page 9 for more information.

Stock Symbol	YCBD

Transfer Agent and Registrar	VStock Transfer, LLC

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Outstanding Shares

The number of shares of our common stock to be outstanding after this offering assumes 10,495,561 shares of our common stock outstanding as of February 19, 2026, and excludes:

●	a total of 591,207 shares of common stock issuable upon the conversion of Series B Preferred Stock at $1.00 per share;
●	a total of 2,000,000 shares of common stock issuable upon conversion of Series C Convertible Preferred Stock at $1.13 per share;
●

a total of 19,716 shares of common stock issuable upon vesting of unvested restricted stock awards and 445,000 shares of unvested restricted common stock granted under the Company’s 2025 Equity Incentive Plan which is subject to shareholder approval;

●	a total of 5,517 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $991.71 per share;
●	a total of 5,901 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $208.75 per share; and
●	a total of 525,000 shares of common stock issuable as earnout shares.

Unless otherwise indicated, all information in this prospectus assumes no exercise or settlement of outstanding options or warrants.

RISK FACTORS

Investing in our securities involves risks. Before purchasing the securities offered by this prospectus you should carefully read the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended September 30, 2025 filed with the SEC on December 19, 2025, as well as the risks, uncertainties and additional information set forth in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and the information contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Incorporation of Certain Information by Reference.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects.

We are subject to the continued listing standards of the NYSE American and our failure to satisfy these criteria may result in de-listing of our securities.

Our common stock is listed on the NYSE American. In order to maintain these listings, we must maintain certain share prices, financial and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders. In addition to these objective standards, the NYSE American may delist the securities of any issuer (i) if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; (ii) if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; (iii) if the issuer sells or disposes of principal operating assets or ceases to be an operating company; (iv) if an issuer fails to comply with the NYSE American’s listing requirements; (v) if an issuer’s securities sell at what the NYSE American considers a “low selling price” and the issuer fails to correct this via a reverse split of shares after notification by the NYSE American; or (vi) if any other event occurs or any condition exists which, in the opinion of the NYSE American, makes continued listing inadvisable. If the NYSE American delists our common stock, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain any additional financing to fund our operations that we may need.

We may use proceeds from the Purchase Agreements in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of our Series C Preferred Stock made pursuant to the Purchase Agreements, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

The issuance of shares upon exercise of our outstanding options, restricted stock awards and warrants, or the conversion of the Series B and Series C Preferred Stock (or preferred stock dividends paid in shares of common stock) may cause immediate and substantial dilution to our existing shareholders.

We presently have options, unvested restricted stock awards and warrants that if exercised would result in the issuance of an additional 31,134 shares of our common stock and 445,000 shares of unvested and unissued restricted common stock granted under the Company’s 2025 Equity Incentive Plan which is subject to shareholder approval. Our Series B Preferred Stock is currently convertible into 591,207 shares of common stock. Our Series C Preferred Stock is currently convertible into 2,000,000 shares of common stock. We also presently have 525,000 shares of common stock issuable subject to an earnout. The issuance of shares upon exercise of warrants and options, vesting of restricted awards and/or the conversion of shares of our Series B or Series C Preferred Stock (or preferred stock dividends paid in shares of common stock) will result in dilution to the interests of other shareholders. Further, as it relates to the Series B Preferred Stock, upon the effectiveness of a registration statement registering the resale by the holders of the registrable securities, the conversion price shall equal the lower of (a) the original conversion price or (b) the closing price of the common stock on effective date of such registration statement. The Series B and Series C Preferred Stock are subject to anti-dilution adjustments and price protection provisions, which may be triggered upon the issuance of common stock, options or convertible securities at a price below the then-applicable conversion price, and Alternate Conversion Rights (as defined in the Series B and Series C Certificate of Designations) resulting from a Triggering Event (as defined in the Series B or Series C Certificate of Designations).

THE PRIVATE PLACEMENT

Overview

On December 18, 2025, the Company entered into the Purchase Agreements with the Selling Shareholders pursuant to which the Company sold and issued 1,000,000 shares of Series C Preferred Stock in exchange for aggregate gross proceeds totaling $2,250,000. The Company has used and/or intends to use the proceeds from the sale and issuance of the Series C Preferred Stock for working capital and general corporate purposes. On December 19, 2025, the Company filed a Certificate of Amendment to the Certificate of Incorporation (the “Series C Certificate of Designation”) designating 1,000,000 shares of the Company’s authorized preferred stock as Series C Convertible Preferred Stock, par value $0.001 per share and stated value of $2.25 per share.

Each share of Series C Preferred Stock is convertible into shares of our common stock at a conversion price of $1.13 per share at any time at the option of the holder and further subject to certain adjustments (the “Conversion Price”). If the Company grants, issues or sells shares of common stock at a price (the “New Issuance Price”) that is less than the then-current Conversion Price, the Conversion Price will automatically be reduced to equal such New Issuance Price, subject to the floor price limitations. The Series C Preferred Stock Conversion Price is subject to adjustments for stock splits, stock dividends, stock combinations, recapitalizations and similar events or subject to compliance with the rules and regulations of the NYSE American and is subject to anti-dilution adjustments and price protection provisions, which may be triggered upon the issuance of common stock, options or convertible securities at a price below the then-applicable conversion price, and Alternate Conversion rights (as defined in the Series C Certificate of Designation) resulting from a Triggering Event (as defined in the Series C Certificate of Designation).

The Series C Preferred Stock accrues dividends at a rate of 10% per annum which are payable quarterly in shares of common stock, subject to the satisfaction of all Equity Conditions (as defined in the Certificate of Designation), or in cash. If the Company fails to satisfy an Equity Condition, dividends shall be paid in cash. However, if North Carolina law prohibits the payment of dividends in cash, then the Stated Value (as defined in the Certificate of Designation) shall be increased by the amount of such unpaid dividends, with such increase to be determined in accordance with procedures mutually agreed upon between the Company and the holders of the Series C Preferred Stock.

With respect to dividends, distributions, liquidation, dissolution and winding up of the Company, the Series C Preferred Stock ranks pari passu with the Series B Preferred Stock and is senior to all other shares of the Company’s capital stock unless otherwise consented to by the holders of the Series C Preferred Stock. The holders of Series C Preferred Stock have no voting power and no right to vote, except as required by the North Carolina Business Corporations Act or with respect to matters affecting the preferences, rights, privileges or powers relating to the Series C Preferred Stock. In addition, the Series C Preferred Stock is subject to a beneficial ownership limitation which prohibits any holder from beneficially owning more than 4.99% of the shares of the Company’s common stock outstanding immediately following such conversion. The Series C Certificate of Designation contains various restrictive covenants and protective provisions, including restrictions on the Company’s ability to incur additional indebtedness, redeem capital stock, pay cash dividends, dispose of assets outside of the ordinary course of business or make certain issuances of securities. The complete rights, preferences and limitations of the Series C Preferred Stock are set forth in the Series C Certificate of Designation. The Company and the holders of the Series C Preferred Stock entered into the Letter Agreement date February 10, 2026 amending the Series C Certificate of Designation to (i) provide for a fixed conversion price of $1.13 per share, and (ii) eliminate price reset mechanisms that would otherwise apply in the event of the filing of any additional registration statement covering conversion shares. The Letter Agreement did not remove the price protection for non-exempt issuances at prices below $1.13 or Alternate Conversions. As of February 12, 2026, there are 1,000,000 shares of Series C Preferred Stock outstanding.

Under applicable NYSE American Company Guide rules and as set forth in the Purchase Agreements, in no event may we issue to the Selling Shareholders shares of our common stock, upon conversion of the Series C Preferred Stock, representing 20% or more of the total number of shares of common stock outstanding immediately prior to the date of the Purchase Agreements (1,782,990 shares) unless we obtain prior stockholder approval or if such approval is not required in accordance with the applicable NYSE American rules.

Pursuant to the Purchase Agreements, the Company agreed to reimburse the Selling Shareholders in an amount of $15,000 for all costs and expenses incurred by the Selling Shareholders or their affiliates in connection with the private placement transactions between the Company and the Selling Shareholders. Also, pursuant to the Registration Rights Agreements, the Company agreed to pay all fees and expenses in connection with registration of the Shares.

The Purchase Agreements and Registration Rights Agreements contain customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

The foregoing description of the Purchase Agreements and Registration Rights Agreements and the transactions contemplated thereby does not purport to be complete and are qualified in their entirety by reference to the form of Purchase Agreements and form of Registration Rights Agreement, a copy of which were filed as Exhibits 10.22 and 10.23, respectively, to the Company’s Annual Report Form 10-K on December 19, 2025 and is incorporated by reference to the registration statement of which this prospectus forms a part.

No Short-Selling or Hedging

The Selling Shareholders have agreed that neither it nor any entity managed or controlled by it will engage in, directly or indirectly, any (A) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or (B) hedging transaction, which, with respect to items (A) and (B), establishes a net short position with respect to the common stock, during the term of the Purchase Agreements.

The issuance of our shares of common stock to the Selling Shareholders pursuant to the Purchase Agreements will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares of common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of common stock after any such issuance.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Selling Shareholders. We will not receive any proceeds from the resale of shares of common stock by the Selling Shareholders. All proceeds we received from sale and issuance of the Series C Preferred Stock will be used for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

Each Selling Shareholder will determine at what price(s) such Selling Shareholder may sell the Shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

MARKET INFORMATION

Our common stock is listed on the NYSE American under the symbol “YCBD.”

On February 19, 2026, the last reported sale price of our common stock on the NYSE American was $0.7234 per share. As of February 19, 2026, we had approximately 117 stockholders of record. The actual number of holders of our common stock is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers or held by other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

THE SELLING SHAREHOLDERS

This prospectus relates to the possible resale from time to time by the Selling Shareholders of any or all shares of our common stock that have been or may be issued by us to the Selling Shareholders under the Purchase Agreements upon conversion of the Series C Preferred Stock. We are registering the shares of common stock underlying the Series C Preferred Stock pursuant to the provisions of the Registration Rights Agreements in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreements and the Registration Rights Agreements, the Selling Shareholders have not had any material relationship with us within the past three years.

As used in this prospectus, the term “Selling Shareholders” includes the Selling Shareholders listed in the table below, and their permitted pledgees, donees, transferees, assignees, successors, designees, successors-in-interest and others who later come to hold any of the Selling Shareholders’ interests in the shares of common stock in accordance with the terms of the applicable agreements governing their respective registration rights, other than through a public sale. This prospectus also covers any additional securities that may become issuable by reason of stock splits, stock dividends or other similar transactions.

The table below presents information regarding the Selling Shareholders and the shares of common stock that they may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholders, and reflects holdings as of February 19, 2026. The number of shares in the column “Number of Shares of Common Stock Owned Prior to Offering” includes the shares of common stock to be issued to the Selling Shareholders upon conversion of the Series C Preferred Stock at the current Conversion Price of $1.13 and subject to the Beneficial Ownership Limitation. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the Selling Shareholders may offer under this prospectus based on a number of the Shares which may be received upon conversion of the Series C Preferred Stock at a conversion price of $1.13. The Selling Shareholders may sell some, all or none of their shares in this offering. We do not know how long the Selling Shareholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale of any of the shares. In no event shall we issue or sell any shares of common stock pursuant to the Purchase Agreements to the extent that after giving effect thereto, the aggregate number of shares of common stock that would be issued pursuant to the Purchase Agreements would exceed 19.99% of the total number of shares of common stock issued and outstanding immediately preceding the execution of the Purchase Agreements (the “Exchange Cap”), subject to adjustment as set forth in the Purchase Agreements, unless and until we obtain the approval of the issuance of such shares by our shareholders in accordance with the NYSE American.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the Selling Shareholders have voting and investment power. The percentage of common stock beneficially owned by the Selling Shareholders prior to the offering shown in the table below is based on an aggregate of 10,495,561 shares of our common stock outstanding on February 2, 2026. The column “Number of Shares of Common Stock Owned After Offering” assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus. In addition, the Series C Preferred Stock is subject to a beneficial ownership limitation which prohibits any holder from beneficially owning more than 4.99% of the shares of the Company’s common stock outstanding immediately following such conversion.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Shareholders’ method of distributing these securities.

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number	Percent		Number	Percent
C/M Capital Master Fund, LP (1)	523,728	4.99%	1,466,666	354,722	2.8%

WVP Emerging Manager Onshore Fund, LLC - C/M Capital Series (2)	523,728	4.99%	533,334	137,948	1.1%

(1)

The business address of C/M Capital Master Fund, LP is 1111 Brickell Avenue, Suite 2920, Miami, Florida 33131. As of the date of the Purchase Agreement, C/M Capital Master Fund, LP did not beneficially own any shares of our common stock. Thomas Walsh and Jonathan Juchno are the Managing Partners of C/M Capital Master Fund, LP, and therefore may be deemed to have shared voting and investment power over securities owned directly and indirectly by C/M Capital Master Fund, LP. The amount of shares beneficially owned by the Selling Shareholder consists of shares of common stock issuable upon conversion of 354,722 shares of Series B Preferred Stock, shares of common stock issuable upon conversion of 733,333 shares of Series C Preferred Stock, subject to Beneficial Ownership Limitation and excludes any shares of common stock that the Company may sell, in its sole discretion, to C/M Capital Master Fund, LP under the ELOC Agreement. C/M Capital Master Fund, LP is not a registered broker-dealer or an affiliate of a registered broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Walsh and Mr. Juchno as to beneficial ownership of the securities beneficially owned directly or indirectly by C/M Capital Master Fund, LP. Shares of common stock issuable upon conversion of Series B Preferred Stock and shares issuable under the ELOC Agreement are subject to a beneficial ownership limitation which prohibits any holder from beneficially owning more than 4.99% of the shares of the Company’s common stock.

(2)	The business address of WVP Emerging Manager Onshore Fund, LLC – C/M Capital Series is Two Executive Drive, Suite 515 Fort Lee, New Jersey 07024. Thomas Walsh is the managing member of WVP Emerging Manager Onshore Fund, LLC – C/M Capital Series and has voting control and investment discretion over securities beneficially owned directly by WVP Emerging Manager Onshore Fund, LLC – C/M Capital Series. The amount of shares beneficially owned by the Selling Shareholder consists of shares of common stock issuable upon conversion of 137,948 shares of Series B Preferred Stock and shares of common stock issuable upon conversion of 266,667 shares of Series C Preferred Stock. We have been advised that none of Mr. Walsh or WVP Emerging Manager Onshore Fund, LLC – C/M Capital Series is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Walsh as to beneficial ownership of the securities beneficially owned directly by WVP Emerging Manager Onshore Fund, LLC – C/M Capital Series. Shares of common stock issuable upon conversion of Series B Preferred Stock are subject to a beneficial ownership limitation which prohibits any holder from beneficially owning more than 4.99% of the shares of the Company’s common stock.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus are being offered by the Selling Shareholders. The shares may be sold or distributed from time to time by the Selling Shareholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;
●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for our common stock;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions;
●	any combination of the foregoing; or
●	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Shareholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Shareholders have informed us that they intend to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that they have acquired and may in the future acquire from us pursuant to the Purchase Agreements. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Shareholders have informed us that each such broker-dealer will receive commissions from the Selling Shareholders that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Shareholders through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our common stock sold by the Selling Shareholders may be less than or in excess of customary commissions. Neither we nor the Selling Shareholders can presently estimate the amount of compensation that any agent will receive from any purchasers of our common stock sold by the Selling Shareholders.

We know of no existing arrangements between the Selling Shareholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Shareholders, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Shareholders, any compensation paid by the Selling Shareholders to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our common stock covered by this prospectus by the Selling Shareholders. We have also paid the Selling Shareholders $15,000 in cash as reimbursement for the reasonable, out-of-pocket expenses incurred by the Selling Shareholders, including the legal fees and disbursements of the Selling Shareholders’ legal counsel, in connection with their due diligence investigation of the Company and in connection with the preparation, negotiation and execution of the Purchase Agreements. See “The Private Placement” for more information.

We also have agreed to indemnify the Selling Shareholders and certain other persons against certain liabilities in connection with the offering of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Shareholders have agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Shareholders specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

The Selling Shareholders have represented to us that at no time prior to the date of the Purchase Agreements have the Selling Shareholders or their agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. The Selling Shareholders have agreed that during the term of the Purchase Agreements, neither the Selling Shareholders, nor any of their agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Shareholders that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

The Company shall use its commercially reasonable efforts to have the registration statement and any amendment declared effective by the SEC at the earliest practicable date. The Company shall use commercially reasonable efforts to keep the registration statement effective pursuant to Rule 415 promulgated under the Securities Act and available for the resale by the Selling Shareholder of all of the registrable securities covered thereby at all times until the date on which the Selling Shareholder shall have resold all the registrable securities covered thereby and no shares of common stock remain issuable under the Purchase Agreements.

This offering will terminate on the date that all of our common stock offered by this prospectus have been sold by the Selling Shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion and analysis of financial condition and results of operations is incorporated by reference from Part II, Item 7 of the Company’s Annual Report on Form 10-K beginning on Page 21, as filed with the SEC on December 19, 2025, as amended. (see “Incorporation of Certain Information by Reference”).

BUSINESS

The description of our business is incorporated by reference from Part I, Item 1 of the Company’s Annual Report on Form 10-K beginning on Page 4, as filed with the SEC on December 18, 2025, as amended (see “Incorporation of Certain Information by Reference”).

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock and our other securities. For a complete description, you should refer to our Articles of Incorporation and bylaws, forms of which are incorporated by reference to the exhibits to the registration statement of which this prospectus is a part.

Our authorized capital is 150,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of blank check preferred stock, par value $0.001 per share. We have designated 1,700,000 of our blank check preferred stock as Series B Convertible Preferred Stock and 1,000,000 of our blank check preferred stock as Series C Convertible Preferred Stock. On February 19, 2026, there were 591,207 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock") and 1,000,000 shares of Series C Convertible Preferred Stock issued and outstanding. The balance of the blank check preferred stock is undesignated.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

As of February 2, 2026, we had 10,495,561 shares of common stock outstanding. In addition, as of that date, there were approximately 19,716 shares of common stock issuable upon vesting of unvested restricted stock awards; 5,517 shares of common stock issuable upon the exercise of outstanding stock options; 5,901 shares of common stock issuable upon the exercise of outstanding warrants; 525,000 shares of common stock issuable under an earnout; 445,000 shares of unvested and unissued restricted common stock granted under the Company’s 2025 Equity Incentive Plan which is subject to shareholder approval; 591,207 shares of common stock issuable upon conversion of our Series B Preferred Stock outstanding and 1,000,000 shares of common stock issuable upon conversion of our Series C Preferred Stock outstanding.

Preferred Stock

Our board of directors, without further shareholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on both classes of our common stock to be effective while any shares of preferred stock are outstanding.

Series B Convertible Preferred Stock

On September 29, 2025, the Company filed a Certificate of Amendment to the Certificate of Incorporation (the “Series B Certificate of Designation”) designating 1,700,000 shares of the Company’s authorized preferred stock as Series B Convertible Preferred Stock, par value $0.001 per share and stated value of $1.00 per share. Each share of the Series B Preferred Stock is initially convertible into common stock at a conversion price of $1.00, subject to anti-dilution adjustments and price protection provisions, which may be triggered upon the issuance of common stock options or convertible securities at a price below the then-applicable conversion price, and Alternate Conversion rights (as defined in the Series B Certificate of Designation) resulting from a Triggering Event (as defined in the Series B Certificate of Designation). The Series B Preferred Stock accrues dividends at a rate of 10% per annum which are payable quarterly in shares of common stock, subject to the satisfaction of all Equity Conditions (as defined in the Series B Certificate of Designation), or in cash. If the Company fails to satisfy an Equity Condition, dividends shall be paid in cash. However, if North Carolina law prohibits the payment of dividends in cash, then the then Stated Value (as defined in the Series B Certificate of Designation) shall be increased by the amount of such unpaid dividends. The Series B Preferred Stock is further subject to repricing adjustments upon the effectiveness of a registration statement wherein the conversion price shall equal the lower of the (a) original conversion price or (b) the closing price of the common stock on the effective date of such registration statement. Additionally, the Series B Preferred Stock is subject to rights for adjustments for more favorable terms upon any issuance by the Company, or subsidiaries, of any security in a future financing with terms more favorable than those set forth in the Series B Certificate Designation.

With respect to dividends, distributions, liquidation, dissolution and winding up of the Company, the Series B Preferred Stock ranks pari passu with the Series C Preferred Stock and is senior to all other shares of the Company’s capital stock unless otherwise consented to by the holders of the Series B Preferred Stock. The holders of Series B Preferred Stock have no voting power and no right to vote, except as required by the North Carolina Business Corporations Act or with respect to matters affecting the preferences, rights, privileges or powers relating to the Series B Preferred Stock. In addition, the Series B Preferred Stock is subject to a beneficial ownership limitation which prohibits any holder from beneficially owning more than 4.99% of the shares of the Company’s common stock outstanding immediately following such conversion. The Series B Certificate of Designation contains various restrictive covenants and protective provisions, including restrictions on the Company’s ability to incur additional indebtedness, redeem capital stock, pay cash dividends, dispose of assets outside of the ordinary course of business or make certain issuances of securities. The complete rights, preferences and limitations of the Series B Preferred Stock are set forth in the Series B Certificate of Designation.

Series C Convertible Preferred Stock

On December 19, 2025, the Company filed the Series C Certificate of Designation designating 1,000,000 shares of the Company’s authorized preferred stock as Series C Convertible Preferred Stock, par value $0.001 per share and stated value of $2.25 per share. Except for differences in the stated value, floor price and conversion price, the Series C Preferred Stock has terms and conditions that are substantially similar to those of the Company’s Series B Preferred Stock. Each share of the Series C Preferred Stock is convertible into common stock at a conversion price of $2.25, and pursuant to the Series C Certificate of Designation, as amended by a Letter Agreement dated February 10, 2026, is adjusted to $1.13 per share upon the effectiveness of a registration statement covering the conversion shares, and further subject to anti-dilution adjustments and Alternate Conversion rights (as defined in the Series C Certificate of Designation) resulting from a Triggering Event (as defined in the Series C Certificate of Designation). The Series C Preferred Stock accrues dividends at a rate of 10% per annum which are payable quarterly in shares of common stock, subject to the satisfaction of all Equity Conditions (as defined in the Series C Certificate of Designation), or in cash. If the Company fails to satisfy an Equity Condition, dividends shall be paid in cash. However, if North Carolina law prohibits the payment of dividends in cash, then the then Stated Value (as defined in the Series C Certificate of Designation) shall be increased by the dividends as reasonably determined by the Company and the holders of the Series C Preferred Stock. Additionally, the Series C Preferred Stock is subject to rights for adjustments for more favorable terms upon any issuance by the Company, or subsidiaries, of any security in a future financing, with terms more favorable than those set forth in the Series C Certificate Designation.

With respect to dividends, distributions, liquidation, dissolution and winding up of the Company, the Series C Preferred Stock ranks pari passu with the Series B Preferred Stock and is senior to all other shares of the Company’s capital stock unless otherwise consented to by the holders of the Series C Preferred Stock. The holders of Series C Preferred Stock have no voting power and no right to vote, except as required by the North Carolina Business Corporations Act or with respect to matters affecting the preferences, rights, privileges or powers relating to the Series C Preferred Stock. In addition, the Series C Preferred Stock is subject to a beneficial ownership limitation which prohibits any holder from beneficially owning more than 4.99% of the shares of the Company’s common stock outstanding immediately following such conversion. The Series C Certificate of Designation contains various restrictive covenants and protective provisions, including restrictions on the Company’s ability to incur additional indebtedness, redeem capital stock, pay cash dividends, dispose of assets outside of the ordinary course of business or make certain issuances of securities. The complete rights, preferences and limitations of the Series C Preferred Stock are set forth in the Series C Certificate of Designation which is attached as Appendix C to this proxy statement. The Company and the holders of the Series C Preferred Stock entered into a Letter Agreement dated February 10, 2026 amending the Series C Certificate of Designation to (i) provide for a fixed conversion price of $1.13 per share, and (ii) eliminate price reset mechanisms that would otherwise apply in the event of the filing of any additional registration statement covering conversion shares. The Letter Agreement did not remove the price protection for non-exempt issuances at prices below $1.13 or Alternate Conversions. As of February 19, 2026, there are 1,000,000 shares of Series C Preferred Stock outstanding.

Warrants

As of February 19, 2026, we have outstanding warrants to purchase 5,901 shares of common stock with exercise prices ranging from $20.16 to $1,350.00 and expiration dates from June 2026 to April 2028. The terms of the outstanding warrants were disclosed in the Company’s Current Reports on Form 8-K filed with the SEC on June 30, 2021 and May 3, 2023.

Listings

Our common stock is listed on the NYSE American under the symbol “YCBD.”

Transfer Agent

The transfer agent for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PROPERTIES

The description of our properties is incorporated by reference from Part I, Item 2 of the Company’s Annual Report on Form 10-K beginning on page 19, as filed with the SEC on December 19, 2025 (see “Incorporation of Certain Information by Reference”).

LEGAL PROCEEDINGS

The description of our legal proceedings is incorporated by reference from Part I, Item 3 of the Company’s Annual Report on Form 10-K beginning on Page 19 as filed with the SEC on December 19, 2025, as amended (see “Incorporation of Certain Information by Reference”).

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

The description of directors, executive officers and corporate governance is incorporated by reference from the Company’s definitive proxy statement on Schedule 14A beginning on page 23 filed with the SEC on February 12, 2026 (see “Incorporation of Certain Information by Reference”).

EXECUTIVE COMPENSATION

The description of our executive compensation is incorporated by reference form the Company’s definitive proxy statement on Schedule 14A beginning on page 26 filed with the SEC on February12, 2026 (see “Incorporation of Certain Information by Reference”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The description of our security ownership of beneficial owners and management is incorporated by reference from the Company’s definitive proxy statement on Schedule 14A beginning on page 31 filed with the SEC on February 12, 2026 (see “Incorporation of Certain Information by Reference”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The description of certain relationships and related transactions and director independence is incorporated by reference from the Company’s definitive proxy statement on Schedule 14A beginning on page 32 filed with the SEC on February 12, 2026 (see “Incorporation of Certain Information by Reference”).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Gavigan Law, PLLC, Charlotte, North Carolina.

EXPERTS

The consolidated financial statements of cbdMD, Inc. and our subsidiaries for the years ended September 30, 2025 and 2024, have been audited by Cherry Bekaert LLP, independent registered public accounting firm, as set forth in their report thereon appearing in cbdMD, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2025, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report, which includes an explanatory paragraph on cbdMD, Inc. and our subsidiaries’ ability to continue as a going concern, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on our website and through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (EDGAR). The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at https://www.sec.gov. You may access the registration statement, of which this prospectus is a part, at the SEC’s website.

We make available through our website, free of charge, copies of our SEC filings as soon as reasonably practicable after we electronically file or furnish them to the SEC on our website, https://www.cbdmd.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus forms part of a registration statement we have filed with the SEC relating to, among other things, the common stock. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the common stock. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. The SEC allows us to “incorporate by reference” the information in certain documents that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the Company’s documents listed below and all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities described in this prospectus (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise expressly incorporated by reference herein):

●	Annual Report on Form 10-K for Fiscal Year ended September 30, 2025 filed with the SEC on December 19, 2025, as amended on Form 10-K/A filed with the SEC on January 20, 2026;
●	Our Quarterly Report on Form 10-Q for the period ended December 31, 2025 filed with the SEC on February 17, 2026;
●

Our current reports on Form 8-K (including 8-K/A) filed on (including 8-K/A) filed on November 25, 2025, November 28, 2025, December 8, 2025 and January 14, 2026 (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits relating to such information, which is neither filed nor incorporated by reference herein); and

●	Our definitive proxy statement on Schedule 14A filed on February 12, 2026.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, that information or exhibit is specifically not incorporated by reference in this document.

You may obtain copies of these documents free of charge on our website, www.cbdmd.com, as soon as reasonably practicable after they have been filed with the SEC and through the SEC’s website, www.sec.gov. You may also obtain such documents by submitting a written request either to the Company at 2101 Westinghouse Blvd., Suite A, Charlotte, NC 28273, Attention: T. Ronan Kennedy or an oral request by calling the Company at (704) 445-3060. The Company will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus upon oral or written request, at no cost to the requester, by contacting the Company as noted above.

PROSPECTUS

cbdMD, Inc.

Offering of 2,000,000 shares of common stock

March 4, 2026